     As filed with the Securities and Exchange Commission on April 7, 1998

                                                     Registration No. 333-46341
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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549


                                ---------------

                                AMENDMENT NO. 3

                                       TO


                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933



                                ---------------
                                 US LEC Corp.
            (Exact Name of Registrant as Specified in Its Charter)

                Delaware                                4813                     56-2065535
        (State or Other Jurisdiction       (Primary Standard Industrial        (IRS Employer
     of Incorporation or Organization)      Classification Code Number)     Identification No.)

                       212 South Tryon Street, Suite 1540
                        Charlotte, North Carolina 28281
                                (704) 319-1000
              (Address, Including Zip Code, and Telephone Number
       Including Area Code, of Registrant's Principal Executive Offices)

                              Tansukh V. Ganatra
                     President and Chief Operating Officer
                                 US LEC Corp.
                      212 South Tryon Street, Suite 1540
                        Charlotte, North Carolina 28281
                                (704) 319-1000
           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

                                   Copies to:

             Barney Stewart III, Esq.                 Barry A. Brooks, Esq.
            Aaron D. Cowell, Jr., Esq.        Paul, Hastings, Janofsky & Walker LLP
             Moore & Van Allen, PLLC                     399 Park Avenue
        100 North Tryon Street, Floor 47          New York, New York 10022-4697
     Charlotte, North Carolina 28202-4003

     Approximate date of proposed sale to the public: To commence as soon as practicable after this Registration Statement becomes effective.
     If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                ---------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
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

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance And Distribution.

     The following is a list of the estimated expenses to be incurred by US LEC Corp. (the "Company" or the "Registrant") in connection with the distribution of the Class A Common Stock being registered hereby. Except for the Securities and Exchange Commission Registration Fee, the NASD Filing Fee and the Nasdaq National Market Listing Fee, all amounts are estimates.


    Securities and Exchange Commission Registration Fee .........    $ 27,989
    NASD Filing Fee .............................................       9,988
    Nasdaq National Market Listing Fee ..........................      75,625
    Printing and Engraving Costs ................................      90,000
    Accounting Fees and Expenses ................................     200,000
    Legal Fees and Expenses (excluding Blue Sky) ................     225,000
    Transfer Agent and Registrar Fees ...........................      10,000
    Miscellaneous ...............................................      11,398
                                                                     --------
    Total .......................................................    $650,000
                                                                     ========

Item 14. Indemnification of Directors and Officers.

     Certain provisions of the Company's Certificate of Incorporation (the "Certificate") and Bylaws provide that the Company shall indemnify all of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "Delaware Law"). In addition, the Certificate authorizes the Registrant to enter into one or more agreements with any person which provide for indemnification greater or different than that provided in its Certificate.

     Section 145 of the Delaware Law permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding, whether criminal or civil, brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     In addition, Section 102 of the Delaware Law provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of directors for monetary damages for breach of fiduciary duty, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith that involve intentional misconduct or a knowing violation of the law;
(iii) conduct in violation of Section 174 of the Delaware Law (which section relates to unlawful distributions); or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate currently includes such provisions.

     Reference is also hereby made to Section 8 of the Underwriting Agreement, a copy of which is filed as Exhibit 1 to this Registration Statement, for information concerning indemnification arrangements among the Company and the Underwriters.


Item 15. Recent Sales of Unregistered Securities.
     On December 31, 1997, US LEC L.L.C., a Delaware limited liability company, was merged into the Company (the "Merger"). As a result of the Merger, the Company issued (i) 3,855,000 shares of Class A Common

Stock to the holders of all outstanding nonvoting units of membership interest in US LEC L.L.C (the "Nonvoting Units"), (ii) 16,594,500 shares of Class B Common Stock to the holders of all outstanding voting units of membership interest in US LEC L.L.C. (the "Voting Units") and (iii) warrants to purchase 444,000 shares of Class A Common Stock to the holders of all outstanding warrants to purchase Nonvoting Units (the "Warrants"). Immediately prior to the Merger, the 2,570 outstanding Nonvoting Units were beneficially owned by a total of 53 persons, including employees of US LEC L.L.C. and private investors, the 11,063 outstanding Voting Units were beneficially owned by Messrs. Aab and Ganatra and the Warrants were held by three employees and a sales agent of US LEC L.L.C. The transaction was not registered under the Securities Act pursuant to the exemption provided by Section 4(2) thereof for transactions not involving any public offering.
     In January 1998, the Company granted incentive stock options to 96 employees covering 182,800 shares of Class A Common Stock. These transactions were not registered under the Securities Act pursuant to the exemption provided by Rule 701 promulgated thereunder for sales of securities pursuant to compensatory benefit plans.
     In February, 1998, Mr. Aab exchanged a note payable by Company to him in the amount of $5,000,000 for 480,770 shares of Class B Common Stock. The transaction was not registered under the Securities Act pursuant to the exemption provided by Section 4(2) thereof for transactions not involving any public offering.

Item 16. Exhibits and Financial Statement Schedules.
     (a) Exhibits:


 Exhibit No.    Description
-------------   ----------------------------------------------------------------------------------------
   1            Form of Underwriting Agreement
 3.1            Form of Restated Certificate of Incorporation of the Company*
 3.2            Bylaws of the Company*
 3.3            Amendment No. 1 to By-laws of the Company*
   4            Form of Class A Common Stock Certificate*
   5            Opinion of Moore & Van Allen, PLLC*
10.1            US LEC Corp. 1998 Omnibus Stock Plan*
10.2            Promissory Note, dated January 16, 1998, made by the Company to Melrich Associates,
                L.P.*
10.3            Security Agreement, dated January 16, 1998, by and between the Company and Melrich
                Associates, L.P.*
10.4            Promissory Note, dated January 16, 1998, made by the Company to Tansukh V. Ganatra*
10.5            Security Agreement, dated January 16, 1998, by and between the Company and
                Tansukh V. Ganatra*
10.6            Guaranty and Suretyship Agreement, dated January 16, 1998, by and among the
                Company and Richard T. Aab, Melrich Associates, L.P. and Tansukh V. Ganatra*
10.7            Contribution Agreement, dated February 14, 1998, by and between US LEC Corp. and
                Richard T. Aab*
10.8            Non-transferable Warrant, dated August 4, 1997, issued to David N. Vail*
10.9            Non-transferable Warrant, dated August 4, 1997, issued to Craig K. Simpson*
10.10           Form of Amended and Restated Class B Stockholders Agreement, dated as of January 1, 1998*
10.11           Consulting Agreement, dated December 18, 1997 by and between the Company and
                RTA Associates, LLC and related termination letter, dated January 1, 1998*
10.12           Consulting Agreement, dated December 18, 1997 by and between the Company and
                Super STAR Associates Limited Partnership and related termination letter, dated January
                1, 1998*
  21            Subsidiaries of the Registrant*
23.1            Consent of Deloitte & Touche LLP
23.2            Consent of Moore & Van Allen, PLLC (included in its opinion filed as Exhibit 5)*
  24            Power of Attorney*

----------
* Previously filed.

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective;

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that item shall be deemed to be the initial bona fide public offering thereof; and

     (3) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on April 7, 1998.


                                               US LEC Corp.



                                               By: /s/  DAVID N. VAIL
                                               --------------------------------
                                               David N. Vail,

                                               Executive Vice President --
                                               Finance and
                                               Chief Financial Officer


     In accordance with the requirements of the Securities Act of 1933, this amendment to the Registration Statement was signed by the following persons in the capacities and on the dates stated:




              Signature                                  Title                          Date
------------------------------------   -----------------------------------------   --------------
  /s/  RICHARD T. AAB*                 Chairman of the Board of Directors,         April 7, 1998
  -------------------------------      Chief Executive Officer and Director
       Richard T. Aab

  /s/  TANSUKH V. GANATRA*             President, Chief Operating Officer and      April 7, 1998
  -------------------------------      Director
       Tansukh V. Ganatra

  /s/  DAVID N. VAIL                   Executive Vice President -- Finance and     April 7, 1998
  -------------------------------      Chief Financial Officer (Principal
       David N. Vail                   Accounting Officer)


  /s/  DAVID M. FLAUM*                 Director                                    April 7, 1998
  -------------------------------
       David M. Flaum

  /s/  STEVEN L. SCHOONOVER*           Director                                    April 7, 1998
  -------------------------------
       Steven L. Schoonover

     *By: /s/    DAVID N. VAIL
     ---------------------------
      David N. Vail
     Attorney-in-Fact



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